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                          THIRD AMENDMENT TO CONTRACT

     THIS THIRD AMENDMENT is made and entered into this 1st day of July, 1994 by and between the Central Interstate Low-Level Radioactive Waste Compact Commission (the "Commission"), having its principal offices at 233 South 13th Street, Lincoln, Nebraska, 68508, and US Ecology, Inc., a California corporation, having its principal offices at 5333 Westheimer, Suite 1000, Houston, Texas 77056 ("US Ecology").

                             W I T N E S S E T H:

     WHEREAS, the parties have previously entered into a contract for the development of a facility for the disposal of low-level radioactive waste, which contract was effective July 6, 1987, and have subsequently amended that contract by written agreements effective May 1, 1990 and effective June 24, 1991 (the "Contract");

     WHEREAS, the parties originally estimated that the cost of purchasing the real property and constructing the Facility would be $30,466,000.00, and that an additional $13,650,000.00 would be expended pursuant to an approved original work plan that identified specific work tasks necessary to obtain the license from the Host State;

     WHEREAS, the parties originally estimated that, consistent with the assumptions, schedules and work tasks identified in the original approved work plan the Facility could be in operation on or before January 1, 1993;

     WHEREAS, the parties have periodically modified the work plan to accommodate work scope changes, changes in law, schedule delays and changed circumstances;

     WHEREAS, US Ecology filed an application for a license in July of 1990;

     WHEREAS, as of the date of this Third Amendment, a final licensing decision has not been made by the Host State;

     WHEREAS, the parties hereto desire to continue to make a good faith effort to have the Facility licensed;

     WHEREAS, the parties, based on the assumptions identified in the July 1993 Preconstruction Work Plan, now estimate that a final licensing decision may not be made until January 1, 1997;

     WHEREAS, the parties now estimate that it may be necessary to spend up to an additional $31,100,000.00 on pre-licensing work in order to obtain a decision by the Host State on whether or not a final license will be issued;

     WHEREAS, the parties recognize and acknowledge that the Commission does not, itself, have necessary funds in hand to continue to fund the pre-licensing work, but has entered into a contract of even date herewith ("Amendment No. 5") with certain anticipated users of the Facility (the "Major Generators") in an effort to obtain funds in the form of pre-paid disposal fees ("Prepayments") necessary to fund the anticipated cost of completing the pre-licensing work;

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     WHEREAS, the parties now desire to amend the Contract in an effort to obtain the continued funding in the manner and to the extent hereinafter set forth;

     NOW, THEREFORE, the Commission and US Ecology, do, pursuant to the express terms of Section 10.18 of the Contract, hereby agree to amend the Contract as follows:

     1. From and after the date of this Third Amendment, US Ecology agrees to perform all actions and to provide all services described in the July 1993 Preconstruction Work Plan, as the same now exists or may from time to time hereinafter be amended in accord with the provisions of Section 2.04 and Article V of the Contract (the "Work Plan") which are necessary to complete prelicensing work on the Facility.

     2. The Commission agrees to reimburse US Ecology in an aggregate amount of up to $31,100,000.00 for prelicensing work performed under this Contract, as herein amended to the extent reimbursement is for work performed or expenses incurred (including fees) after December 1, 1993, which are (a) reimbursable costs as defined in Section 4.01 of the Contract as herein amended and which are performed or incurred in accordance with either the July 1993 Preconstruction Work Plan or such amendments thereto as may hereinafter be adopted and approved by the Commission in accord with Article V of the Contract; or (b) reimbursable costs which consist of the actual cost billed to USE by the Host State for Host State prelicensing costs as set forth in Section 4.01(e) of the Contract.

     The parties recognize that the Commission anticipates that it will pay US Ecology under the terms of this Third Amendment to Contract with funds received from the Major Generators under Amendment No. 5. In the event the Commission is unable to pay US Ecology the amounts due under this Third Amendment to Contract, as the same become due and owing, then, subject to the Commission's right to terminate under the Contract and under this Third Amendment to Contract, and the rights of the Major Generators to cease funding to the Commission under the provisions of their Agreement with the Commission, the Commission agrees to immediately undertake and diligently pursue such rights and remedies as are reasonably available to it in order to obtain, on a best efforts basis, funding necessary to pay US Ecology for work performed and expense incurred by US Ecology hereunder.

     3. In the event the Commission has expended the additional $31,100,000 identified in paragraph 2 above, and in the further event that a final licensing decision, which for the purposes of this Amendment means the decision made by applicable Host State licensing authorities on whether to issue a final license following the public hearing on the decision of whether or not to issue a draft license, has not then been made and the Major Generators have either ceased funding or thereafter notified the Commission pursuant to Amendment No. 5 that the Major Generators' intend to cease funding the Project, the Commission shall have the option, upon 10 days prior written notice to US Ecology, to terminate the Contract and, in that event, then, notwithstanding the provisions of Article VIII of the Contract to the contrary, the Commission shall have no further obligation to make any further or additional payments of any kind to US Ecology excepting only payment to US Ecology for reimbursable costs (including accrued fees and interest thereon as provided in Paragraph 5 hereof) for work performed by US Ecology in accordance with the Contract as herein amended and the Work Plan up to and including the date on which the Contract termination is

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effective and such reasonable and necessary expenses as may be actually incurred by US Ecology during the ninety day period immediately following the date on which notice of termination is given to US Ecology in connection with the winding up and closing down of the Project.

     In the event the Commission shall elect to terminate the contract as provided above, then US Ecology shall within ten (10) days of receipt of such notice submit to the Commission for the Commission's approval a proposed plan of demobilization which shall include the steps which US Ecology proposes to take to cancel or assign all purchase orders, subcontracts or agreements pertaining to the project, and the action US Ecology proposes to take to protect, maintain and transfer to the Commission all plant, tools, equipment, property and materials acquired or furnished by US Ecology and/or its subcontractors under the Contract. For purposes of this paragraph, reasonable expense incurred by US Ecology in winding up and closing down the project shall be deemed to be the actual costs and expenses reasonably incurred by US Ecology in performing the work tasks identified in the demobilization plan approved by the Commission and shall include but not be limited to the following: attorneys' fees, if any, state ordered land restoration costs, administrative costs of settling and paying claims arising out of the termination of work under subcontracts or purchase orders and costs incurred in connection with the disposition of any plant tools, equipment or materials.

    In the event the Commission shall elect to terminate the Contract under the provisions of this Paragraph, then, unless US Ecology or the Commission is then in breach of this Third Amendment or the Contract, the Commission and US Ecology shall execute and deliver mutual releases of all claims except for fraud or intentional misconduct. In the event the Commission shall elect to terminate the contract under this Paragraph, US Ecology shall have no further claim or right of any kind to reimbursement of its contribution or any interest which may have otherwise accrued thereon provided, however, should the Commission and US Ecology agree to go forward with the Facility, then US Ecology shall retain its rights under the Contract, as modified by this Third Amendment, to recover its contribution together with any accrued interest from the rate base in the event the Facility becomes operational.

    4. Anything in the Contract to the contrary notwithstanding, the rate of return on or capitalization of US Ecology's Contribution toward the cost of prelicensing work on the Facility as provided for in Section 3.02(b) of the Contract shall for all purposes under the Contract, specifically including but not limited to, the computation of the rate of return under Section 3.02(b); and/or the computation of the rate of return on US Ecology's Contributions under
Section 8.06(a) be computed as follows:

    a. US Ecology's contribution of up to $6,260,000.00 as provided pursuant to
    Section 3.02(b) of the Contract (herein "US Ecology's Contribution") shall bear interest at a rate of 20% from the date of contribution to the date on which a final license decision is made or January 1, 1997, whichever shall first occur.

    b. Thereafter, US Ecology's Contribution shall bear interest at the rate of prime plus 3% until commencement of Facility operation unless, the additional $31,100,000.00 identified in Paragraph 2 hereof is expended and a final licensing decision has not then been made by the Host State, in which event, US Ecology's Contribution shall bear interest at prime rate

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     from the date on which $31,100,000.00 is expended until commencement of
     Facility operation.

     5. For purposes of computing and paying fees due US Ecology pursuant to
Article IV, Section 4.01(c) of the Contract, the following shall apply:

     a. Fees shall be earned as provided in Article IV, Section 4.01(c) of the Contract. However, fees which are earned shall become due to US Ecology as of the date on which the following milestones are reached, and shall be paid upon the Commission's receipt of the next invoice:

            (i) submittal by US Ecology of Safety Analysis Report Revision 7;

           (ii) Submission of US Ecology's complete responses to each round of Host State review questions (rounds 3, 4, etc.);

          (iii) US Ecology's receipt of the Host State's intent to issue a license decision;

           (iv) The Host State's issuance of a draft license decision;

            (v) A final license decision is issued by the Host State.

           (vi) Termination of the Project as provided in Paragraph 3 hereof or completion, whichever occurs first.

     b. No interest will be charged on fees which become due and payable upon completion of milestones (i), (ii), or (iii) above. Interest at a rate of prime from the date on which the same are earned until the date of payment shall be paid with respect to accrued fees which become due and payable upon the completion of milestones (iv), (v) and (vi) above.

     c. Anything herein or in the Contract to the contrary notwithstanding, no fees shall be earned by US Ecology with respect to any pre-licensing work that occurs after the Commission has incurred costs (calculated as provided in Paragraph 16 hereof) totaling the $31,100,000.00 identified in Paragraph 2 hereof.

     6. Article IV of the Contract shall be and the same hereby is amended by adding the following Section 4.01(e):

     (e) Host State Prelicensing Costs. The actual costs billed to US Ecology by the Host State for license review, licensing, state oversight and monitoring during prelicensing, and the costs of funding for a local monitoring committee, shall be reimbursable costs under this Section 4.01; provided, however, that nothing herein shall be interpreted to allow US Ecology reimbursement for any costs imposed by the Host State that are in the nature of fines or penalties. Any such costs which are paid by US Ecology and invoiced to the Commission shall not be subject to US Ecology's Fee provided for in Section 4.01(c). All reimbursable Host State prelicensing costs payable by US Ecology shall be due and payable to US Ecology on or before the due date of the Host State's invoice for such costs.

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     7.   a. Article IV, Section 4.08 shall be and the same hereby is amended by deleting the same as it now appears and substituting the following in its place:

          4.08 Accounting Records. US Ecology and, to the extent US Ecology has the contractual right to require same, its subcontractors/consultants, shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. The accounting system shall be maintained in a manner consistent with generally accepted accounting principles. The Commission shall, upon written notice, be afforded access during normal business hours to all of US Ecology's or its subcontractors'/consultants' records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data directly pertaining to transactions relating to this Agreement. US Ecology and its subcontractors/consultants shall preserve all such records until three years beyond the duration of this Agreement or for such longer period as may be required by law; and, if requested by the Commission or the Host State, shall deliver copies of such materials, at the expense of the Commission or Host State, at the end of such period, to the Commission or the Host State for safekeeping. US Ecology agrees that it shall not relinquish or alter any rights implementing the purpose and effect of this paragraph under the provisions of any existing contract or agreement with subcontractors or consultants, and further agrees to obtain contract language implementing the purpose and effect of this paragraph in all subsequent contracts or agreements with subcontractors or consultants.

         b. Article IV, Section 4.09 shall be and the same hereby is amended by deleting the same as it now appears and substituting the following in its place:

          4.09 Audits. The Commission may have any of the accounting records maintained by US Ecology and, to the extent US Ecology has the contractual right to same, of its subcontractors/consultants, and directly pertinent to transactions relating to this Agreement, inspected during normal business hours, audited and certified to by a firm of certified public accountants or other representatives selected by the Commission. US Ecology and its subcontractors/consultants shall reasonably cooperate fully with any such accounting firm or representative in completing any such audit or certification. The expense of such inspections and audit shall be paid by the Commission, except that in the event such audit and certification reveals a materially significant error in such accounting records, the costs of such audit or certification shall be borne by US Ecology. US Ecology agrees that it shall not relinquish or alter any rights implementing the purpose and effect of this paragraph under the provisions of any existing contract or agreement with subcontractors or consultants, and further agrees to obtain contract language implementing the purpose and effect of this paragraph in all subsequent contracts or agreements with subcontractors or consultants.

     8. The Commission shall have the option, at any time, to purchase all, but not less than all, of US Ecology's Contribution upon payment to US Ecology of the principal amount of said US Ecology Contribution, together with all accrued interest thereon, computed in accordance with the provisions of Paragraph 4 hereof, from the date of expenditure to the date of purchase. The Commission shall have the right, upon demand by the Major Generators and after

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10 days prior written notice to US Ecology, to assign this option to the Major
Generators. Anything herein to the contrary, notwithstanding, the purchase of US Ecology's contribution pursuant to the terms of this Paragraph shall not modify or otherwise limit US Ecology's rights to develop, construct, and operate the Facility under the Contract provided, that, any amounts paid or payable to US Ecology pursuant to the terms of this Paragraph shall be credited against and serve to reduce the purchase price otherwise due and payable to US Ecology pursuant to the terms of Section 8.07 of the Contract.

     9. Article VI, Section 6.01(a) shall be and the same is hereby amended by deleting Section 6.01(a) in its entirety and substituting the following in its place:

          6.01 Disposal Rates. Pursuant to Article III.c. of the Compact, the Commission hereby establishes the following criteria for rates to be assessed against users of the Facility for the Disposal of Waste. After the License is issued, a rate structure should be established in a manner designed to generate revenues for US Ecology that are consistent with the following criteria. The Commission agrees to appear at such Host State rate proceedings in support of the criteria established in this document.

     a. The rate structure each year the Facility is in operation shall be reasonably designed to permit US Ecology to recover for the applicable year's operation the following amounts, as adjusted up or down to account for shortfalls or overages in such amounts experienced during the preceding year's operation as a result of (i) variations between projected volume and actual volume or (ii) variations between budgeted operating expenses and actual operating expenses:

          1. An amount equal to the operating expenses (as determined pursuant to Sections 6.02(a)(i), (ii) and (iii) of the Contract) which US Ecology reasonably anticipates incurring in operating the Facility for the applicable year, plus 10% of said amount as a management fee.

          2. The amount necessary to pay the annual amortization for the applicable year of the unreimbursed portion of US Ecology's Contributions together with accrued interest, if any, determined by amortizing such amounts in equal annual installments over the useful life of the Facility at an interest rate of prime plus 2%.

          3. If US Ecology itself, directly provides its own funds for all or any portion of the construction costs for the Facility, an amount necessary to pay the annual amortization for the applicable year of US Ecology's remaining, unreimbursed expenditure determined by amortizing such amounts, if any, in equal annual installments over the useful life of the project at an interest rate of prime plus 2%.

          4. If US Ecology obtains construction financing for the Facility, an amount equal to the principal and interest payments which US Ecology will be required to pay during the year for such financing plus an amount equal to two percent (2%) of the interest portion of said payments which is due and payable during the year. It is agreed that any such financing shall be obtained on the basis of a

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         level amortization over the longest period commercially available subject only to adjustment for a variable interest rate, if applicable.

         5. An amount equal to US Ecology's depreciation for tax purposes on new capital expenditures reasonably and necessarily made by US Ecology for the Facility during the useful life of the project, provided such expenditures are approved in advance by the Commission and reduced by the amount, if any, of the proceeds in excess of adjusted basis, realized by US Ecology from the sale during the immediately preceding year of capital assets purchased for the Facility.

US Ecology shall present to the Commission and the Host State an annual budget setting forth the expected costs and expenses to be incurred in connection with the operation of the Facility and estimating the volume of waste to be disposed at the Facility during the upcoming annual rate period at least 120 days prior to the beginning of such rate period for which rates will be established by the Host State based on Commission criteria. For purposes of this Paragraph, the Prime Rate shall be determined as of the date on which US Ecology presents its annual budget to the Commission, except for expenditures made prior to the operational date of the Facility, in which event the prime rate in effect at the time of the expenditures were made shall apply.

     10. The provisions of Section 6.02(a) of the Contract shall be and are hereby amended as follows: Section 6.02(a)(iv) and Section 6.02(a)(v) shall be deleted in their entirety.

     11. The provisions of Section 6.02(b) of the Contract shall be and are hereby amended by deleting Section 6.02(b) in its entirety.

     12. The provisions of Section 6.02(c) of the Contract shall be and are hereby amended by deleting Section 6.02(c) in its entirety.

     13. The provisions of Section 5.02 of the Contract shall be amended by adding the following sentence at the end of the Section:

         US Ecology will provide to the Facility Review Committee its opinions, analyses, observations and thoughts, but, however, for all purposes hereunder, US Ecology shall be a nonvoting member of the Committee.

     14. For purposes of this Third Amendment and the Contract, interest shall be compounded annually. Prime rate shall be the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks as published in the Wall Street Journal, and, unless otherwise specifically provided, where the Contract contemplates a variable rate, the prime rate, once established, shall when required, be adjusted annually on the anniversary date of the event triggering its use.

     15. For purposes of this Third Amendment and the Contract, the term "useful life," in relation to the Facility, shall mean the period commencing with the date the Facility becomes operational and ending on the thirtieth anniversary thereof. The Parties acknowledge and agree that the useful life may be adjusted by amendment to this Contract in the event the licensable capacity for the

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Facility (not less than five million cubic feet) would be reached sooner than the thirtieth anniversary of the date the Facility becomes operational.

    16. For the purposes of this Third Amendment and the Contract, all references to the expenditure of the $31,100,000.00 contemplated to be spent under Paragraph 2 hereof shall include at all times all fees which may be then earned together with any interest which may have accrued thereon, whether or not the same have been paid or may be then due and payable. By way of illustration: in the event an amount of $100,000.00 in accrued and unpaid fees and interest is earned and remains unpaid, and if an amount of $31,000,000.00 has been spent, then the entire $31,100,000.00 contemplated by Paragraph 2 shall be deemed to have been expended even though the $100,000.00 has not then been paid to US Ecology.

    17. US Ecology expressly acknowledges and agrees that the individual Commissioners, officers or employers or employees of the Commission shall have no personal liability to US Ecology under the provisions of this Amendment or under the Contract specifically including, but not limited to any liability under the default provisions set forth in Article VIII of the Contract.

    18. All rights and remedies provided to either Party under the Contract (including this Third Amendment to Contract) are cumulative and may be enforced individually or concurrently. Except to the extent expressly provided for herein, nothing in this Third Amendment to Contract shall be deemed or construed to waive any breach of the Contract or to in any way modify or affect any of the rights, duties, privileges or obligations of the respective Parties as set forth in the Contract. Except as amended herein all provisions of the Contract shall be and remain in full force and effect.

                                        CENTRAL INTEREST LOW-LEVEL
                                        RADIOACTIVE WASTE COMPACT
                                        COMMISSION


This 1st day of July, 1994                 By: /s/
                                               ___________________
                                               Chairman

this 1st day of July, 1994                 By: /s/
                                               ___________________
                                               Executive Director

                                        US ECOLOGY, INC.

this 11th day of July, 1994                By: /s/
                                               ______________________
                                               President

Attest:

(Corporate Seal)

  /s/
__________________________
        Secretary

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